UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2020

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800, Houston, TX 77030
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BLCM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

M.D. Anderson Manufacturing Activities

The University of Texas M.D. Anderson Cancer Center (“M.D. Anderson”) notified Bellicum Pharmaceuticals, Inc. (the “Company”) of its decision to resume, on a phased basis, selected research and manufacturing activities, including activity in the manufacturing facility in which the product candidates for the Company’s clinical development programs are manufactured. The Company is providing this update in light of its April 17, 2020 disclosure announcing that M.D. Anderson had informed the Company of its decision to temporarily halt such research and manufacturing activities. Whether M.D. Anderson continues manufacturing without interruption or again temporarily halts activity in its effort to mitigate the impact of COVID-19 on its patients and employees is within the sole discretion of M.D. Anderson.

Dismissal of Securities Litigation

On May 29, 2020, the U.S. District Court for the Southern District of Texas, Houston Division granted the Company’s motion to dismiss with prejudice in the purported class action complaint filed on February 6, 2018 against the Company and certain of its current and former employees, captioned Nipun Kakkar v. Bellicum Pharmaceuticals, Inc., Rick Fair and Alan Musso. As previously reported, the complaint alleged that the Company and members of its management violated federal securities laws by making allegedly false and misleading statements. The court’s written order dismissed the case in its entirety with prejudice, resulting in a termination of all claims. The plaintiffs have not indicated whether they will appeal the dismissal.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: June 2, 2020	By:	/s/ Richard A. Fair
Richard A. Fair
President and Chief Executive Officer